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GRC International, Inc.                                             Exhibit 11
Statement of Computation of Earnings per Share                      ----------
(in thousands except for per share amounts)

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                                                               Three Months Ended          Nine Months Ended
                                                                    March 31,                   March 31,
                                                                1997         1996           1997         1996
                                                                ----         ----           ----         ----
PRIMARY

Weighted Average Number of Shares of Common
    Stocks Outstanding                                        9,342        9,209            9,328        9,146
Net effect of Dilutive Stock Options
    Based on the Treasury Stock Method                           66          534              191          383
                                                           --------     --------         --------      -------
Weighted Average Shares Outstanding                           9,408        9,743            9,519        9,529

Income From Continuing Operations                             8,794          149           10,410        1,394
Loss From Continuing Operations                              (8,278)      (1,449)         (31,611)      (2,381)
Net Income (loss)                                               516       (1,300)         (21,201)        (987)

Per Share Amount:
Income From Continuing Operations                              0.93         0.02             1.09         0.15
Loss From Discontinued Operations                             (0.88)       (0.15)           (3.32)       (0.25)
Net Income (loss)                                              0.06        (0.13)           (2.23)       (0.10)

FULLY DILUTED

Weighted Average Number of Shares of Common
    Stock Outstanding                                         9,342        9,209            9,328        9,146
Net effect of Dilutive Stock Options
    Based on the Treasury Stock Method                           66          534              191          383
Effect of Convertible Debenture on an
    "As if Converted" Basis                                     554           -                77           -
                                                           --------     --------         --------      -------
Weighted Average Shares Outstanding                           9,962        9,743            9,596        9,529

Income From Continuing Operations                             8,862          149           10,478        1,394
Loss From Discontinued Operations                            (8,278)      (1,449)         (31,811)      (2,381)
Net Income (loss)                                               584       (1,300)          (1,232)        (987)

Per Share Amount:
Income From Continued Operations                               0.89         0.02             1.09         0.15
Loss From Discontinued Operations                             (0.83)       (0.15)           (3.29)       (0.25)
Net Income (loss)                                              0.06        (0.13)           (2.20)       (0.10)
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